MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 734-1112  Facsimile: (604) 714-5916
E-Mail: generaldelivery@ellisfoster.bc.ca






CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement listed below of our report dated February 14, 2001, except as to Note 8 which is as of March 22, 2001 and Note 9 which is as of April 6, 2001, with respect to the consolidated financial statements of Dragon Pharmaceuticals Inc. & Subsidiaries included in its form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Form S-8 (No. 333-55794) pertaining to Stock Options granted to directors, technical advisors, and employees under stock option agreements.




Vancouver, Canada                           "MOORE STEPHENS ELLIS FOSTER LTD."
April 12, 2001                                    Chartered Accountants